Exhibit 10.19

G. H. FINANCIAL S (HONG KONG) LIMITED 港匯金融（香港）有限公司

TERMS OF BUSINESS FOR EXCHANGE TRADED FUTURES AND OPTIONS BUSINESS

THESE TERMS OF BUSINESS, together with any Annexes or Modules or Schedule(s) or other accompanying documents (as amended from time to time) (this “Agreement”) sets out the terms of the contract between us and is made on [Date] October 10, 2018

BETWEEN:

(1)	G. H. FINANCIALS (HONG KONG) LIMITED 港匯金融（香港）有限公司 (“GHF HK”), a private limited company incorporated under the laws of Hong Kong whose place of business is Suite 2007, 20/F, The Center, 99 Queen’s Road Central, Central, Hong Kong (“GHF HK” or “we”); and
(2)	LION BROKERS LIMITED (the “Client” or “you”)
1.	GENERAL INFORMATION

GHF HK is licensed by the Securities and Futures Commission of Hong Kong (the “SFC”) under Central Entity (‘‘CE”) number BBU921 to carry on the regulated activity of dealing in futures contracts (Type 2). GHF HK is subject to the licensing condition to deal with “professional investors” (as de fined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and its subsidiary legislation) (“Professional Investors”) only. GHF HK is also an exchange participant under the category of Futures Commission Merchant on the Hong Kong Futures Exchange Limited and a clearing participant of HKFE Clearing Corporation Limited.

GHF HK will provide you with the services agreed between us under this Agreement (the “Services”), including but not limited to order routing and broking and facilitating or arranging the execution, clearing and settlement services in relation to Transactions pursuant to your business with us, subject to the terms set out in this Agreement. GHF HK shall have the right to arrange for any part of or all of the Services to be provided by or effected with or through its Associates or any other independent third parties at its absolute discretion.

GHF HK may execute orders and provide clearing and settlement services in relation to Transactions on the HKFE to the extent it is registered as an exchange participant of HKFE or is otherwise authorised or permitted under Applicable Laws and Regulations to do so. Additional terms and conditions as set out in Schedule 1 will apply in respect of Transactions carried out by GHF HK as an exchange participant of the HKFE.

This Agreement sets out the basis on which we will provide these Services to you. This Agreement governs each Transaction entered into on or after this Agreement takes effect. Subject to Applicable laws and Regulations and this Agreement, there shall be no restrictions on the Transactions in respect of which we may deal with you.

The language of communication with us shall be English and you will receive documents and other information from us in English, unless otherwise agreed by GHF HK.

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2.	CAPACITY

GHF HK acts as principal and not as agent on your behalf. We shall treat you as a Professional Investor for the purposes of the SFO and its subsidiary legislation. You have the right to request a different client categorisation. However, GHF HK could not agree to such a request because it is subject to a licensing condition that it shall only deal with Professional Investors. You acknowledge and agree to be so treated every time you enter into a Transaction with us or when we provide a Service to you.

GHF HK is obliged to comply with the requirement s set out in the Hong Kong Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the “SFC Code of Conduct”) when providing certain Services to you. However, the SFC Code of Conduct provides that certain requirements may be waived in respect of a client which is treated as a Professional Investor. As a result of this categorisation, we would not be required to comply with certain requirements or provide certain protections which will otherwise be available to you under the SFC Code of Conduct as more particularly set out in Schedule 2. You agree and acknowledge that you are responsible for keeping us informed immediately about any change that could affect your categorisation as a Professional Investor. You act as principal and not as agent (or trustee) on behalf of someone else. GHF HK assumes no greater responsibility or fiduciary duty than that imposed by the Applicable Laws and Regulations or the express terms of this Agreement.

3.	COMMENCEMENT

This Agreement supersedes any previous agreement between you and us on the same subject matter and takes effect when you enter into further Transactions or otherwise signify acceptance of this Agreement (whichever occurs earlier). This Agreement shall apply to all Transactions contemplated under this Agreement.

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4.	APPLICABLE LAWS AND REGULATIONS AND MARKET REQUIREMENTS

The Client acknowledges that GHF HK shall be required to comply with Applicable Laws and Regulations in entering into or performing obligations under this Agreement and any Transaction governed by this Agreement. The Client will use all reasonable steps to comply with all relevant Applicable Laws and Regulations in relation to this Agreement and any Transaction.

The Client also acknowledges that Transact ions executed on different Markets and exchanges will be subject to the relevant applicable laws and/or regulations which may offer varying level and type of protection.

Moreover, (i) to the extent that there is any conflict between this Agreement and any Applicable Laws and Regulations, the latter will prevail; (ii) nothing in this Agreement shall exclude or restrict any obligation which we have to you under Applicable Laws and Regulations; (iii) we may take or omit to take any action we consider necessary to ensure compliance with any Applicable Laws and Regulations; (iv) all Applicable Laws and Regulations and whatever we do or fail to do in order to comply with them will be binding on you; and (v) such actions that we take or fail to take for the purpose of compliance with any Applicable Laws and Regulations shall not render us or any of our directors, officers, employees or agents liable. For the avoidance of doubt, nothing in this clause or any other part of this Agreement is intended to incorporate any Applicable Laws and Regulations into this Agreement except insofar as required by law or by such Applicable Laws and Regulations.

If a Market (or intermediate broker or agent, acting at the direction of, or as a result of action taken by, a Market) or regulatory body takes any act ion which affects a Transaction, then we may take any action which we, in our reasonable discretion, consider desirable to correspond with such action or to mitigate any loss incurred as a result of such action. Any such action shall be binding on you. If a Market or regulatory body (including but not limited to the SFC) makes an enquiry in respect of any of your Transactions, you agree to co-operate with us and to promptly supply information requested in connection with the enquiry.

Under Applicable Laws and Regulations, we may be obliged to make information about certain Transactions public and you hereby consent to waive any duty of confidentiality attaching to such information. You confirm that such waivers are valid and binding under the applicable laws and regulations in your jurisdiction.

Without limiting the generality of the above, where the Transactions involve future s contracts listed or traded on the HKFE or derivatives of such instruments, you shall immediately (and in any event within two business days) on request provide the SFC and/or the HKFE (as the case may be) of such information as required under the SFC Code of Conduct or the Rules issued by the SFC and/or the HKFE from time to time.

To the extent that there is any conflict between the English version of this Agreement and the versions in other languages, the former will prevail.

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5.	CHARGES

You shall pay our charges in respect of the Services provided as agreed with you from time to time, any taxes imposed by any competent authority on any account opened or Transaction effected by or cleared for you, any fees or other charges imposed by a Market or any clearing organization, interest on any amount due to us at the rates then charged by us (and which are available on request) and any other value added or other applicable taxes of any of the foregoing, including any withholding tax. You should be aware of the possibility that other taxes or costs may exist that are not paid through or imposed by us.

You also agree to pay:

(a)	the amount of any trading loss that may result from any Transactions executed or cleared by us with, for, on behalf of you or as a result of instructions received from you;
(b)	interest and service charges on any debit balances your account with us at the rates as agreed from time to time by us, together with our costs and reasonable legal fees incurred in collecting any such deficit; and
(c)	the amount of any currency conversions that may result from any Transaction at such reasonable rate of exchange as we may determine in our sole discretion. We shall be entitled to charge and retain for our own account any differences on the exchange rates for arranging such currency conversion.

We are entitled to at our sole discretion (but shall not in any circumstances be obliged to) convert:

I.	any realized gains, losses, option premium, commissions, interest charges and brokerage fees which arise in a currency other than your base currency (i.e. the currency in which your account is denominated) to your base currency;
II.	any cash currency deposit to another cash currency deposit for the purpose of purchasing an asset denominated in a currency other than your base currency; and
III.	any monies held by us for you into such other currency as we consider necessary or desirable to cover your obligations and liabilities in that currency.

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You also agree that we shall not be liable to:

(d)	pay any interest to you on any credit balance in any account or on any other sum held by us and you agree that such interest (if any) derived from such sums shall be retained by us for our own benefit. In this connection, you formally confirm that the client money will be held in an account on a commingled basis with our other customers and accordingly, it would not be practicable for us to account for and pay over the same to you and as a result such entitlement to interest on such money shall be waived in favor of us; or
(e)	on the same basis and for the same reasoning as in (a) above, account to you for any interest received by us on such sums or in connection with any Transaction.

Where we in our sole discretion agree to pay you interest, it will be computed at the rates as agreed from time to time by us.

We may vary such interest rates and/or thresholds for interest calculation without notice when changes are to the client’s advantage, or the changes are due to external circumstances beyond our control. Such circumstances are:

I.	changes in the monetary or credit policies domestic or abroad that affect the general interest level in a way that is of importance to us;
II.	other developments in the general interest level, including in the money and bond markets, in a way that is of importance to us; and
III.	changes in the relationship with our counterparties, which affect our cost structures.

To the extent permitted by Applicable Laws and Regulations, we may receive remuneration, commission or rebates from, or share charges with, an Associate or other third party in connection with Transactions carried out on your behalf. Details of such remuneration or sharing arrangements will be disclosed to you where required by the Applicable Laws and Regulations or upon request.

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6.	INSTRUCTIONS

Authorised Persons: You shall provide us with a list of the officers, employees or agents who are authorised, either alone or with others, to act on your behalf in the giving of instructions and performance of any other acts under this Agreement together with specimens of their signatures if written instructions are to be given (each, an “Authorised Person”). We shall be entitled to rely upon the continued authority of such person for those purposes until we receive notice from you to the contrary and we shall execute orders that appear on their face to have originated from you/an Authorised Person without the need for further enquiries on our part as to their origin. Any communications purporting to limit your or an Authorised Person’s authority will not be accepted and will not be binding on us.

Cancellation of instructions: We can only cancel your Instructions if we have not acted upon those instructions. You may only withdraw or amend your instructions with our consent.

7.	PAYMENTS

All payments to us under this Agreement shall be made in same day funds in such currency as we may from time to time specify to the bank account designated by us for such purposes. All such payments shall be made by you without any deduction or withholding. Such payments may be made, at our option, by deduction from funds held by us on your behalf. If you are obliged by law to make such deduction or withholding, you shall pay us such greater amount which after deduction or withholding shall ensure that the net amount actually received by us will equal the amount which we would have received had no such deduction or withholding been required.

8.	ORDER EXECUTION

We shall use our reasonable endeavours to execute any order promptly. We do not represent or warrant that it will be possible to execute such order. We shall carry out an order on your behalf only when the relevant Market is open for dealings, and we shall deaf with any instructions received outside Market hours as soon as possible when that relevant Market is next open for business. You agree that we may execute an order on your behalf outside a Market. You confirm that you have read and agree to our order execution policy which will not however apply where you give us a specific instruction. The placing of orders by you shall constitute consent to our order execution policy in effect from time to time. We will notify you of any material changes to our order execution policy, but it is your responsibility to check for any other changes with us.

For the avoidance of doubt, you acknowledge that we may, subject to the provisions of the SFO and the Applicable Laws and Regulations, take an opposite position to your order in relation to an y exchange traded Transactions, whether on our own account (if applicable) or for the account of our Associates or other clients, provided that such trade is executed competitively on or through the facilities of HKFE in accordance with its rules or the facilities of any other exchange in accordance with the rules and regulations of such other exchange.

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9.	RIGHT TO REFUSE ORDERS

We shall be under no obligation to accept instructions to enter into a Transaction. We may, at our absolute discretion, decline to enter into a proposed Transaction and we shall not be obliged to give a reason for such refusal. We shall endeavour to promptly notify you accordingly.

10.	CONTROL OF AND RESTRICTIONS ON ORDERS

We have the right, at our absolute discretion, to set limits and/or parameters to control your ability to place orders. Such limits may be amended, removed or added to by us at our absolute discretion and may include (without limitation): (i) controls over maximum order amounts and maximum order sizes; (ii) controls over our total exposure to you; (iii) controls over prices at which orders may be submitted; or (iv) any other controls or limits which we may be required to implement in accordance with Applicable Laws and Regulations. Moreover, you acknowledge that some Markets place restrictions on the types of orders that can be directly transmitted to their electronic trading systems and the transmission of such orders to the Market is dependent upon the accurate and timely receipt of prices or quotes from the relevant Market or market data provider. You acknowledge that a Market may cancel such an order when upgrading its systems, trading screens may drop the record of such an order, and you enter such orders at your own risk.

11.	NO ADVICE

We will not advise you about the merits of a particular Transaction and will only accept your order on an execution-only basis, unless otherwise agreed by us.

12.	RIGHT TO RETAIN THE CLIENT’S FUNDS

Your attention is drawn to the fact that we reserve the right to retain, or make deductions from, amounts which we owe to you or are holding for you in respect of our charges and by way of interest in accordance with the terms of this Agreement or other agreements agreed by us relating to exchange traded futures and options business.

We may set off any and all liabilities owing to you by us, wherever located, against all liabilities owing by you to us, whether or not the respective liabilities are in different currencies in relation to this Agreement or other agreements agreed by us relating to Transactions pursuant to your business with us, including in respect of exchange traded futures and options business.

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13.	MARGINING ARRANGEMENTS

Initial Margin call: You agree to transfer to us on demand such sums by way of margin as we specify from time to time being at least the amounts required from time to time under the Rules of an relevant Market if applicable) on present, future or contemplated Transactions under this Agreement “Initial Margin”. For the avoidance of doubt the Initial Margin shall include such sums transferred to us from you at any time for existing as well as new positions whether or not an increase is required under the Rules of an relevant Market and an additional amounts from you (as margin) as agreed between us from time to time.

Form of Initial Margin: Unless otherwise agreed Initial Margin must be paid in cash. The currency of the cash Initial Margin you pay to us shall be the currency of the relevant underlying Transaction (if applicable), although we may in our discretion decide to accept payments of Initial Margin in cash in other currencies from time to time.

Clean title: You agree that all right, title and interest in and to any Initial Margin in cash which you transfer to us shall vest in us free and clear of any security interest, lien, claims, charges, encumbrance or other restriction. Notwithstanding the name of any account opened by us in respect of our relationship with you or the use of terms such as “margin” or “collateral” which are used to reflect terminology used in the market for such transactions, nothing in these provisions is intended to create or does create any mortgage, charge, lien, pledge, encumbrance or other security interest in any Initial Margin transferred hereunder.

Set off on default or termination: If at any time any of your Obligations are due owing and unsatisfied, we may set off the balance of Initial Margin in cash owed by us to you against your Obligations (as reasonably valued by us) as they become due and payable to us and we shall be obliged to pay to you (or entitled to claim from you, as appropriate) only the net balance after all Obligations have been taken into account. The net balance, if any, shall take into account the Liquidation Amount payable under the Netting Claus e of this Agreement.

Further assurance: You agree to execute such further documents and to take such further steps as we may reasonably require to be registered as owner of or obtain legal title to the Initial Margin, enable us to exercise our rights or to satisfy any market requirement.

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Negative pledge: You undertake neither to create nor to have outstanding any security interest whatsoever over, nor to agree to assign or transfer, any of the Initial Margin in cash transferred to us, except a lien routinely imposed on all securities in a clearing system in which such securities may be held

Return: We will transfer an amount equivalent to the amount of Initial Margin back to you where, in our discretion, we consider that the amount of Initial Margin you have transferred to us is more than is necessary to cover your Obligations to us. In determining the amount of Initial Margin and the amounts of your Obligations and our obligations to you, we may apply such methodology (including judgements as to the future movement of markets and values) as we consider appropriate. Where we have received an amount of Initial

Margin that corresponds to the amount of your Obligations, we may decline to repay or redeliver to you part or all of the Initial Margin for the purposes of covering your remaining open positions.

Where we provide Initial Margin to a third part y (the “Up-stream Margin “), and such Up-Stream Margin is directly or indirectly referable to Initial Margin posted by you (the “Relevant Client Margin”), then any obligation (howsoever arising) that we may have to return or otherwise transfer Relevant Client Margin to you (or to any person on your behalf, including any insolvency practitioner appointed in respect of you) shall be limited to the value of the Up-stream Margin recovered by us.

General lien: In add it ion and without prejudice to any rights to which we may be entitled under this Agreement or any Applicable Laws and Regulations, we shall have a general lien on all property held by us or our Associates or our nominees on your behalf until the satisfaction of the secured Obligations.

14.	TRANSACTION GIVEN UP TO US FOR CLEARING

To the extent we are registered as an exchange participant of HKFE or any other exchange or is otherwise authorised or permitted under Applicable Laws an d Regulations to provide clearing service, we may in our discretion accept Transactions given up to us for clearing by third party executing brokers. If we decline to accept a Transaction, we shall not be obliged to give a reason but we shall notify you accordingly. Notwithstanding any provision contained in any relevant give-up agreement, if we accept a Transaction for clearing from an executing broker quoting a reference number or mnemonic applicable to you, such Transaction shall be binding and conclusive on you immediately on its acceptance for clearing by us whether or not the details of such Transaction have previously been confirmed to us by you. We shall not be liable to you for any losses, costs, expenses or damages arising from any discrepancy bet ween details in your instructions to such executing broker and details of Transaction s submitted to us for clearing.

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15.	FEES PAID TO EXECUTING BROKER

Subject to clause 14 and the Rules of any relevant Market, if a give-up agreement between you, us and a third party executing broker provides that the executing broker will invoice us directly for its commissions in relation to the execution of an order, then we shall be entitled to rely on the details specified in any invoice presented to us by such executing broker and, not withstanding that the amounts specified in the invoice may be incorrect, you shall fully reimburse us for any sum paid to the executing broker in respect of that invoice. We shall have no liability to you for any losses, costs, expenses or damage s incurred or suffered by you as a result of an incorrect amount being specified in an invoice.

16.	CONFIDENTIALITY

We will treat all information we hold about you or your account or Transact ions as confidential, even when you are no longer a client. You agree, however, that we may disclose this information to other companies in our group, service providers acting on our behalf or who act as our agents; to anyone to whom we transfer or propose to transfer any of our rights or duties under this Agreement; to credit reference agencies or other organizations that help us and others make credit decisions and reduce the incidence of fraud or in the course of carrying out identity, fraud prevention, money laundering or credit control checks; to regulators and governmental agencies, in any jurisdiction, where we are required to do so by Applicable Laws and Regulations (including Transaction reporting), there is a public duty to disclose or our interests require disclosure; at your request; or with your consent.

17.	DATA PROTECTION

Before providing us with any information relating to identifiable living individuals in connection with this Agreement you should ensure that those individuals are aware of: our identity; that we may use their information to administer and operate your account; that this may involve disclosure of their information as discussed in clause 16 above and transfer of their information to any country which may not offer the same level of protection as the applicable data protection laws in Hong Kong; and that they have rights of access to, and correction of, their information which they may exercise by contacting us. Please refer to Schedule 3 for details of how we may collect data from you, to whom such data may be transferred, the purposes for which such data may be transferred and your rights in respect of such data under the applicable data protection laws in Hong Kong.

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18.	CONFIRMATIONS

We will send to you, or to your order, a daily statement that will include a confirmation in respect of each Transaction.

You are responsible for ensuring that the daily statements are checked by you daily and you will notify us of any error or discrepancy immediately upon discovery and in any event within 24 hours. Failure to do so may result in the opportunity to remedy an error (without cost) being lost and will be deem 的 to be confirmation by you that the statement is correct.

It is your responsibility to inform us of any change to your e-mail address and the non-receipt of any statement.

In the event of our supplying information to you by e-mail, Web based access or other electronic means, we shall not be liable for any cost, loss or liability arising from any person gaining unauthorised access to such information or from any delay, failure or inaccuracy or transmission. Furthermore by making the information available to you in this manner we shall be deemed to have delivered the information to you and have satisfied our regulatory obligations notwithstanding the fact that you may have not accessed the information.

ln the event that we provide data feeds or access to databases of transactions or account information in addition to daily reports or statements (whether executed via the third party software or otherwise), you acknowledge that the data in such feeds or databases is subject to change during the day and must not be treated by you as being in final form.

19.	PERFORMANCE AND SETTLEMENT

You will promptly deliver any instructions, money, documents or property deliverable by you under a Transaction in accordance with that Transaction as modified by any instructions given by us.

You agree that orders are entered at your own risk and that it is your responsibility to have in place the appropriate systems so as to be able to use the services we provide to you properly (including installing any virus detection programmes that we may request, maintaining the systems in good order, testing them and ensuring that no unauthorised individuals are able to access them). In this respect, you agree to inform us immediately of any unauthorised access or material defects or system malfunctions (and not to use the system pending their resolution). You also agree not to copy or tamper with any software or services we provide to you hereunder and you acknowledge that we any have the benefit of all relevant copyrights and patents and intellectual property protections.

20.	INTERMEDIATE BROKERS AND OTHER AGENTS

We may, at our entire discretion, arrange for any Transaction to be effected wit h or through the agency of an intermediate broker, who may be an Associate of ours, and may not be in Hong Kong. We will exercise due care in the selection of the intermediate broker or agent, however, neither we nor our respective directors, officers, employees or agents will be liable to you for any act or omission of the intermediate broker or agent.

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21.	POSITION LIMITS AND REPORTING REQUIREMENTS

The SFC has prescribed certain trading limits and disclosure requirements on futures and/or option contracts that may be held or controlled by a person, and require a person holding or controlling a reportable position to notify the relevant exchanges (including but not limited to the HKFE). You may need to take legal advice regarding your reporting obligations. You acknowledge that it is your responsibility to observe such posit ion limits, to monitor your holdings, and to make reports where applicable.

In addition, we may require you to limit the number of open positions which you may have with us at any time and we may in our sole discretion close out or give instructions to close out any one or more Transactions in order to ensure that such position limits are maintained.

22.	CLIENT MONEY AND CLIENT ASSETS

We will treat money or assets (including securities w here applicable) held in your account with us pursuant to this Agreement in accordance with the Securities and Futures (Client Money) Rules (the “SFC Client Money Rules”) and Securities and Futures (Client Securities) Rules (the “SFC Client Securities Rules”), as amended from time to time and to the extent applicable. For the avoidance of doubt, all monies, securities and other property received by us in respect of your account shall be held by us as trustee and segregated from our own assets. These assets so held by us shall not form part of our assets for insolvency or winding up purposes but shall be returned to you promptly upon the appointment of a provisional liquidator, liquidator or similar officer over all or any part of our business or assets.

We may hold client money in a client bank account with an approved bank outside Hong Kong. [We may also hold client assets with an approved custodian outside Hong Kong.] The legal and regulatory regime applying to the approved bank/ custodian will be different from that of Hong Kong and, in the event of a default of the approved bank/ custodian, your money/assets may be treated differently from the position which would apply if the money/assets were held by an approved bank/ custodian in Hong Kong.

We may wish to pass your money/assets to an intermediate broker located in a jurisdiction outside Hong Kong in which case the SFC Client Money Rules and the SFC Client Securities Rules (as the case may be) will not apply. The legal and regulatory regime applying to such person will be different from that of Hong Kong and in the event of a default by the intermediate broker the Client’s money/assets may be treated differently from the position which would apply if the money/assets were held by an intermediate broker in Hong Kong.

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23.	SUITABILITY OF SOLICITATION AND RECOMMENDATION

GHF HK currently does not recommend any financial product to clients. However, if we solicit the sale of or recommend any financial product to you, the financial product must be reasonably suitable for you having regard to your financial situation, investment experience and investment objectives. No other provision of this agreement or any other document we may ask you to sign and no statement we may ask you to make derogates from this clause.

24.	REPRESENTATIONS WARRANTIES AND COVENANTS

Representations and warranties: You represent and warrant to us on the date this Agreement comes into effect and as of each date of each Transaction is entered into or remains outstanding that:

(f)	the individual executing this Agreement for you or on your behalf has reached the age of 18 years or over and has capacity to enter into this Agreement;
(g)	you have all necessary authority, powers, consents, licenses and authorizations and have taken all necessary action to enable you lawfully to carry on your business and to enter into and perform this Agreement and such Transaction and to grant the security interests and powers referred to in this Agreement;
(h)	the persons entering into this Agreement and each Transaction on your behalf have been duly authorized to do so;
(i)	this Agreement, each Transaction and the obligations created under them both are binding upon you and enforceable against you in accordance with their terms and do not and will not violate the terms of any regulation, order, charge or agreement by which you are bound;
(j)	no Event of Default or any event which may become (with the passage of time, the giving of notice, the making of any determination or any combination of the above) an Event of Default (a “Potential Event of Default”) has occurred and is continuing with respect to you or any Credit Support Provider;
(k)	you act as principal and sole beneficial owner (but not as trustee) (or you have full authority from the sole beneficial owner) in entering into this Agreement and each Transaction;
(I)	any information which you provide or have provided to us in respect of your financial position, domicile or other matters is accurate and not misleading in any material respect;
(m)	you are willing and financially able to sustain a total loss of funds resulting from Transactions;
(n)	except as otherwise agreed by us, you are the sole beneficial owner of (or you have full authority from the sole beneficial owner in respect of) all Initial Margin you transfer under this Agreement, free and clear of any security interest whatsoever;

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(o)	you enter into this Agreement for commercial purposes;
(p)	you understand the risks connected with entering into this Agreement and each Transaction;
(q)	you understand your obligations under Applicable Laws and Regulations (including, but not limited to, the market abuse regime) and you have ensured that your personnel is appropriately trained and aware of such obligations; and
(r)	you have read and understood the Risk Disclosure Statements, attached to this Agreement as Schedule 4.

Covenants: You covenant to us that:

(a)	you will at all times obtain and comply, and do all that is necessary to maintain in full force and effect, all authority, powers, consents, licenses and authorizations referred to in this clause;
(b)	you will promptly notify us of the occurrence of any Event of Default or Potential Event of Default with respect to yourself or any Credit Support Provider;
(c)	you will comply with all Applicable Laws and Regulations in relation to this Agreement and any Transaction, so far as they are applicable to you or us;
(d)	you will not send orders or otherwise take any action that could create a false impression of the demand or value for a financial instrument, or send order s which you have reason to believe are in breach of Applicable Laws and Regulations. You shall observe the standard of behavior reasonably expected of persons in your position and not take an y step which would cause us to fail to observe the standard of behavior reasonably expected of persons in our position; and

(e)	upon demand, you will provide us with such information as we may reasonably require to evidence the matters referred to in this clause or to comply with any Applicable Laws and Regulations.

You will promptly notify us in writing if any of the above representations and warranties shall change or cease to be true and correct. In addition, we will notify each other forthwith of any material changes in the information provided pursuant to this Agreement.

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25.	DEFAULT

Events of Default: The following shall constitute Events of Default:

(a)	you fail to make any payment when due under this Agreement or to make or take delivery of an y property when due under, or to observe or perform any other provision of this Agreement or any other agreement between us;
(b)	you commence a voluntary case or other procedure seeking or proposing liquidation, reorganization, an arrangement or composition, a freeze or moratorium, or other similar relief with respect to you or your debts under any bankrupt cy, insolvency, regulatory, supervisory or similar law (including any corporate or other law with potential application to you, if insolvent), or seeking the appointment of a trustee, receiver, liquidator, conservator, administrator, custodian or other similar official (each a “Custodian”) of you or any substantial part of your assets, or if you take any corporate action to authorize any of the foregoing, and in the case of a reorganization, arrangement or composition, we do not consent to the proposals;
(c)	an involuntary case or other procedure is commenced against you seeking or proposing liquidation, reorganization, an arrangement or composition, a freeze or moratorium, or other similar relief with respect to you or your debts under any bankruptcy, insolvency, regulatory, supervisory or similar law (including any corporate or other law with potential application to you, if insolvent) or seeking the appointment of a Custodian of you or any substantial part of your assets;
(d)	you are unable to pay your debts as they fall due or are bankrupt or insolvent, as defined under any bankruptcy or insolvency law applicable to you; or any indebtedness of yours is not paid on the due date therefore, or becomes capable at anytime of being declared, due and payable under agreements or instrument s evidencing such indebtedness before it would otherwise have been due and payable,

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or any suit, action or other proceedings relating to this Agreement are commenced for any execution, any attachment or garnishment, or distress against, or an encumbrance takes possession of, the whole or any part of your property, undertaking or assets (tangible and intangible);

(e)	you or any Credit Support Provider (or any Custodian acting on behalf of either of you or a Credit Support Provider) disaffirms, disclaims or repudiates any obligation under this Agreement or any guarantee, hypothecation agreement, margin or security agreement or document, or any other document containing an obligation of a third party (“Credit Support Provider”), or of you, in favor of us supporting any of your obligations under this Agreement (each a “Credit Support Document”);
(f)	any representation or warranty made or given or deemed made or given by you under this Agreement or any Credit Support Document proves to have been false or misleading in any material respect as at the time it was made or given or deemed made or given;

(g)	any Credit Support Provider fails, or you yourself fail to comply with or perform any agreement or obligation to be complied with or performed by you or it in accordance with the applicable Credit Support Document; (ii) any Credit Support Document expires or ceases to be in full force and effect prior to the satisfaction of all your obligations under this Agreement, unless we have agreed in writing that this shall not be an Event of Default; (iii) any representation or warranty made or given or deemed made or given by any Credit Support Provider pursuant to any Credit Support Document proves to have been false or misleading in any material respect as at the time it was made or given or deemed made or given; or (iv) any event referred to in paragraphs (b) to (d) or (h) of this sub-clause occurs in respect of any Credit Support Provider;

(h)	you are dissolved, or, if your capacity or existence is dependent upon a record in a formal register, the registration is removed or ends, or any procedure is commenced seeking or proposing your dissolution, removal from such a register, or the ending of such a registration;

(i)	where you or your Credit Support Provider is a partnership, any of the events referred to in paragraphs (b) to (d) or (h) of this clause occurs in respect of one or more of your or its partners;
(j)	any event of default (however described) occurs in relation to you under any other agreement which you are a party to.

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26.	NETTING

Rights on Default: On the occurrence of an Event of Default, we may exercise our rights under this clause.

Liquidation Date: At any time following the occurrence of an Event of Default, we may, by notice to you, specify a date (the “Liquidation Date “) for the termination and liquidation of Transactions in accordance with this clause.

Calculation of Liquidation Amount: Upon the occurrence of a Liquidation Date:

(a)	we shall not be obliged to make any further payments or deliveries under any Transactions which would, but for this clause, have fallen due for performance on or after the Liquidation Date;
(b)	we shall (on, or as soon as reasonably practicable after, the Liquidation Date) determine, in respect of each Transaction referred to in paragraph (a), the total cost, loss or, as the case may be, gain, in each case expressed in the Base Currency specified by us in writing or, failing any such specification, in Hong Kong dollars as a result of the termination, pursuant to this Agreement, of each payment or delivery which would otherwise have been required to be made under such Transaction; and
(c)	we shall treat each cost or loss to us, determined as above, as a positive amount and each gain by us, so determined, as a negative amount and aggregate all of such amounts to produce a single, net positive or negative amount, denominated in the Base Currency (the “Liquidation Amount “).

Payer: If the Liquidation Amount determined pursuant to this clause is a positive amount, you shall pay it to us and if it is a negative amount, we shall pay it to you. We shall notify you of the Liquidation Amount, and by whom it is payable, immediately after the calculation of such amount. For the avoidance of doubt, any cost or loss to us incurred by taking any action at any time pursuant to this clause to protect our interests shall be at your sole risk and shall be taken into consideration in calculating the Liquidation Amount.

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Other Transactions: Where termination and liquidation occurs in accordance with this clause, we shall also be entitled, at our discretion, to terminate and liquidate, in accordance with the provisions of this clause, any other transactions entered into between us which are then outstanding.

Payment: Unless a Liquidation Date has occurred or has been effectively set, we shall not be obliged to make any payment or delivery scheduled to be made by us under a Transaction for as long as an Event of Default or any event which may become (with the passage of time, the giving of notice, the making of any determination hereunder, or any combination thereof) an Event of Default with respect to you has occurred and is continuing.

Base Currency: For the purposes of any calculation hereunder, we may convert amounts denominated in any other currency into the Base Currency at such rate prevailing at the time of the calculation as we shall reasonably select.

Additional rights: Our rights under this clause shall be in addition to, and not in limitation or exclusion of, any other rights which we may have (whether by agreement, operation of law or otherwise).

Application of netting to Transactions: This clause applies to each Transaction entered into or outstanding between us on or after the date this Agreement takes effect.

Single agreement: This Agreement, the particular terms applicable to each Transaction, and all amendments to any of them shall together constitute a single agreement between us. We both acknowledge that all Transactions entered into on or after the date this Agreement takes effect are entered into in reliance upon the fact that the Agreement and all such terms constitute a single agreement between us.

Other agreements: The provisions of this clause shall not apply to any Transaction which is subject to liquidation and termination under another agreement. However, any sum resulting from a liquidation and termination under another agreement, may be set-off against the Liquidation Amount.

This clause shall not apply to any Transaction to the extent that action which conflicts with or overrides the provisions of this clause has been started in relation to that Transaction by a Market or clearing organization under Applicable Laws and Regulations and is continuing.

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27.	RIGHTS ON DEFAULT

Default: On an Event of Default or at any time after we have determined, in our absolute discretion, that you have not performed (or may not be able or willing in the future to perform) any of your obligations to us, in addition to any rights under the Netting Clause we shall be entitled without prior notice to you:

(a)	instead of returning to you investments equivalent to those credited to your account, to pay to you the fair market value of such investments at the time we exercise such right, and/or
(b)	to sell such of your investments as are in our possession or in the possession of any nominee or third party appointed under or pursuant to this Agreement, in each case as we may in our absolute discretion select and upon such terms as we may in our absolute discretion think fit (without being responsible for any loss or diminution in price) in order to realize funds sufficient to cover any amount due by you hereunder, and/or
(c)	in our absolute discretion to close out, replace or reverse any Transaction, buy, sell, borrow or lend or enter into any other transaction (or combination of transactions), open any new positions, or take, or refrain from taking any such other action at such time or times and in such manner as, at our sole discretion, we consider necessary or appropriate for our own protection, including (without limitation) that was in our view aimed at covering, reducing, hedging, managing or eliminating our risk, loss or liability under or in respect of any of your contracts, positions or commitments, and/or
(d)	to terminate this Agreement immediately.

For the avoidance of doubt, we may take any action under this clause 26 where: (i) we consider it necessary or desirable to prevent what we consider is or might be a violation of any Applicable Regulation or good standard of market practice; and (ii) we consider it necessary or desirable for our own protection or any action is taken or event occurs which we consider might have a material adverse effect upon your ability to perform any of your obligations under this Agreement.

We shall exercise our rights under this clause 26 in line with our obligations under Applicable Laws and Regulations. For the avoidance of doubt, we shall not owe you any duty of care or any other duty whatsoever (whether in contract, tort, equity, by statute or otherwise).

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28.	TERMINATION WITHOUT DEFAULT

Termination: Unless required by Applicable laws and Regulations, either party may terminate this Agreement (and the relationship between us) by giving ten business days written notice of termination to the other.

Upon terminating this Agreement, all amounts payable by you to us will become immediately due and payable including (but without limitation):

(a)	all outstanding fees, charges and commissions;
(b)	any dealing expenses incurred by terminating this Agreement; and
(c)	any losses and expdealing expenses incurred by terminating this Agreement; andenses realized in closing out any transactions or settling or concluding outstanding obligations incurred by us on your behalf.
29.	EXCLUSIONS, LIMITATIONS OF LIABILITY AND INDEMNITY

General Exclusion: Neither we nor our directors, officers, employees, or agents shall be liable for any losses, damages, costs or expenses, whether arising out of negligence, breach of contract, misrepresentation or otherwise, incurred or suffered by you under this Agreement (including any Transaction or where we have declined to enter into a proposed Transaction) unless such loss arises directly from our or their respective gross negligence, wilful default or fraud, In no circumstance, shall we have liability for any indirect loss, special or consequential damage, loss of profits, loss of goodwill or loss of business opportunity arising under or in connection with this Agreement, whether arising out of negligence, breach of contract, misrepresentation or otherwise. Nothing in this Agreement will limit our liability for death or personal injury resulting from our negligence.

Certain implications of Transactions: Without limitation, we do not accept liability for any adverse tax implications of any Transaction whatsoever including accounting implications.

Changes in the market: Without limitation, we do not accept any liability by reason of any delay or change in market conditions before any particular Transaction is effected.

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Limitation of Liability: We shall not be liable to you for any partial or non-performance of our obligations hereunder by reason of any cause beyond our reasonable control, including without limitation any breakdown, delay, malfunction or failure of transmission, communication or computer facilities, industrial act ion, act of terrorism, act of God, acts and regulations of any governmental or supra national bodies or authorities or the actions or failure of an intermediate broker or agent (unless such intermediate broker or agent is our affiliate), custodian, sub-custodian, dealer, Market, clearing house or regulatory or self-regulatory organization, for any reason, to perform its obligations. Nothing in this Agreement will exclude or restrict any duty or liability we may have to you under Applicable Laws and Regulations, which may not be excluded or restricted thereunder or any liability for actual damages incurred by you as a direct result of our fraud, negligence or wilful misconduct.

With regard to the provision of electronic services, we are not liable for any acts taken by exchanges, clearing houses or regulatory bodies or any damages arising from transmission errors, technical faults and similar matters. You are fully liable to us for the settlement of transactions arising from orders placed by such means and we reserve the right to suspend or withdraw the electronic services in whole or in part with immediate effect and without notice at our reasonable discretion. We do not accept any liability for system delays or errors, unauthorized use or viruses being transmitted through the system. You are liable to reimburse us on demand for any losses arising from unauthorized use and losses suffered by virtue of a virus entering our systems as a result of your use.

Responsibility for orders: You will be responsible for all orders entered on your behalf electronically and you will be fully liable to us for the settlement of any Transaction arising from it.

Entire Agreement: You acknowledge that you have not relied on or been induced to enter into this Agreement by a representation other than those expressly set out in this Agreement. We will not be liable to you (in equity, contract, tort or under the [Misrepresentation Ordinance (Cap. 284 of the laws of Hong Kong)] for a representation that is not set out in this Agreement and that is not fraudulent.

Indemnity: You shall pay to us such sums as we may from time to time require in or towards satisfaction of any debit balance on any of your accounts with us and, on a full indemnity basis, any losses, liabilities, costs or expenses (including legal fees), taxes, imposts and levies which we may incur or be subjected to with respect to any of your accounts or any Transaction or any matching Transaction on a Market or with an intermediate broker or as a result of any misrepresentation by you or any violation by you of your obligations under this Agreement (including any Transaction), any give-up agreement or other agreement relating to Transactions pursuant to your business with us under this Agreement (including in respect of exchange traded or cleared futures and options business) including any agreement relating to electronic trading, third party software or Market Data or by the enforcement of our rights. You will be liable to indemnify us on demand for any fines or similar charges imposed on us by any competent authority or exchange (including, but not limited to, pursuant to a regulatory action) where attributable to your conduct. Nothing in this Agreement will exclude or restrict any duty or liability we may have to you under Applicable Laws and Regulations, which may not be excluded or restricted thereunder or any liability for actual damages incurred by you as a direct result of our fraud, negligence or wilful misconduct.

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30.	MARKET DATA

Definition: “Market Data” means information and data pertaining to futures contracts and options contracts traded on exchanges.

To the extent that you receive Market Data from us you:

(a)	will use such Market Data in accordance with limitations advised by us or the Market Data supplier as amended from time to time;
(b)	will use Market Data for trading for your own account or for the account of your customers and you will not, without our written consent, make such Market Data available to your customers or any other party;
(c)	will, where Market Data includes information from the CME or the exchanges listed in the Uniform Subscriber Addendum or received via the CME Globex Platform, (a) ensure that your use of the Market Data complies with the provisions of the CME’s Market Data Policies (as amended from time to time), and (b) enter into the Uniform Subscriber Addendum;
(d)	will reimburse us upon demand if anything you do or do not do in respect of such Market Data causes us to incur fees or charges to the supplier of the Market Data;
(e)	consent to our reporting to the supplier of the Market Data of our supply of the same to you;
(f)	acknowledge that the supply of Market Data may be terminated in whole or in part at any time;
(g)	acknowledge neither we, nor the supplier of the Market Data, make(s) any representations, warranties, express or implied, in relation to the Market Data including with respect to the merchantability, quality, fitness for a particular purpose, uninterrupted service, or error-free service or the sequence, timeliness, accuracy or completeness of the Market Data;
(h)	agree that neither we nor the supplier of the Market Data shall be liable for any delay, inaccuracy, error or omission of any kind in, or any unauthorised access to, or misuse of, the Market Data or for any resulting loss or damage.

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31.	AMENDMENTS

We have the right to amend the terms of this Agreement. If we make any material change to this Agreement, we will give at least [ten] business days written notice to you unless it is impractical in the circumstances to give [ten) business days notice. Such amendment will become effective on the date specified in the notice. Any other amendment must be agreed in writing between us. Unless otherwise agreed, an amendment will not affect any outstanding order or Transaction or any legal rights or obligations which may already have arisen.

32.	EXISTING RIGHTS

Termination (pursuant to clauses 26 and 27) shall not affect outstanding rights and obligations and Transact ions which shall continue to be governed by this Agreement and the particular clauses agreed between us in relation to such Transactions until all obligations have been fully performed. For the avoidance of doubt, termination shall not prejudice our right to disclose information where required under the Applicable Laws and Regulations.

33.	NOTICES

Unless otherwise agreed, all notices, instructions and other communications to be given by us under this Agreement shall be given to the address provided by you to us. Likewise, all not ices, instructions and other communications to be given by you under this Agreement shall be given to the address provided and /or by notice in writing by either party. You will notify us of any change of your contact details in accordance with this clause.

34.	ELECTRONIC COMMUNICATIONS, RECORDS AND DATA

Subject to Applicable laws and Regulations, any communication between us using electronic signatures shall be binding as if it were in writing. Orders or instructions given to you via e-mail or other electronic means will constitute evidence of the orders or instructions given.

Recording of calls and electronic communications: We may record telephone conversations with out use of a warning tone and record electronic communications to ensure that the material terms of the Transaction, and any other material information relating to the Transaction is promptly and accurately recorded. Such re cords will be our sole property and you consent to the use of such recordings as evidence in any court proceedings.

Our records: Our records will be evidence of your dealings with us in connection with our services. You will not object to the admission of our records as evidence in any legal proceedings because such records are not originals, are not in writing or are documents produced by a computer. You will not rely on us to comply with your record keeping obligations, although records may be made available to you on request at our absolute discretion.

Your records: You agree to keep adequate records in accordance with Applicable Laws and Regulations to demonstrate the nature of orders submitted and the time at which such orders are submitted.

Ownership of Data: All information which we hold in relation to Transactions shall, provided it does not reveal your identity, vest in us and remain our property.

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35.	ASSIGNMENT

This Agreement shall be for the benefit of and binding upon us both and our respective successors and assigns. You shall not assign, charge or otherwise transfer or purport to assign, charge or otherwise transfer your rights or obligations under this Agreement or any interest in this Agreement, without our prior written consent, and any purported assignment, charge or transfer in violation of this clause shall be void.

36.	TIME OF ESSENCE

Time shall be of the essence in respect of all obligations of yours under this Agreement (including any Transaction).

37.	RIGHTS AND REMEDIES

The rights and remedies provided under this Agreement are cumulative and not exclusive of those provided by law. We shall be under no obligation to exercise any right or remedy either at all or in a manner or at a time beneficial to you. No failure by us to exercise or delay by us in exercising any of our rights under this Agreement (including any Transaction) or otherwise shall operate as a waiver of those or any other rights or remedies. No single or partial exercise of a right or remedy shall prevent further exercise of that right or remedy or the exercise of another right or remedy.

38.	SET-OFF

Without prejudice to any other rights to which we may be entitled, we may at any time and without notice to you set off any amount (whether actual or contingent, present or future) owed by you to us against any amount (whether actual or contingent, present or future) owed by us to you. For these purposes, we may ascribe a commercially reasonable value to any amount which is contingent or which for any other reason is unascertained.

39.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired.

40.	COMPLAINTS PROCEDURE

We are obliged to put in place internal procedures for handling complaints fairly and promptly. You may submit a complaint to us by letter, telephone, e-mail, or in person. Upon receipt we will send you a written acknowledgement of your complaint promptly, enclosing details of our complaints procedures, including when and how you may be able to refer your complaint to the Financial Dispute Resolution Center Ltd (the “FDRC”), where applicable. You acknowledge and agree that any dispute referred to the FDRC shall be subject to and bound by the dispute resolution processes provided for under the Financial Dispute Resolution Scheme. Please contact us if you would like further details regarding our complaints procedures.

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41.	GOVERNING LAW AND JURISDICTION

Governing law: A Transaction which is subject to the Rules of a Market shall be governed by the law applicable to it under those Rules. Subject thereto, this Agreement and all non-contractual obligations and other matters arising from it or in connection with it shall be governed by and construed in accordance with the laws of Hong Kong.

Jurisdiction: Each of the parties irrevocably:

(a)	agrees for our benefit that the courts of Hong Kong shall have exclusive jurisdiction to settle any suit, action or other proceedings relating to this Agreement (“Proceedings”) and irrevocably submits to the jurisdiction of such courts (provided that this shall not prevent us from bringing an action in the courts of any other jurisdiction); and
(b)	waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court and agrees not to claim that such Proceedings have been brought in an inconvenient forum or that such court does not have jurisdiction over it.
42.	WAIVER OF IMMUNITY AND CONSENT TO ENFORCEMENT

You irrevocably waive to the fullest extent permitted by Applicable Laws and Regulations, with respect to yourself and your revenue and assets (irrespective of their use or intended use) all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any courts, (iii) relief by way of injunction, or der for specific performance or for recovery of property, (iv) attachment of assets (whet her before or after judgment) and (v) execution or enforcement of any judgment to which you or your revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agree that you will not claim any immunity in any Proceedings. You consent generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings, including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

43.	SERVICE OF PROCESS

If you are situated outside Hong Kong, process by which any Proceedings in Hong Kong are begun may be served on you by being delivered to the address in Hong Kong nominated by you for this purpose or as otherwise notified to us from time to time. This does not affect our right to serve process in another manner permitted by law.

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44.	INTERPRETATION

Interpretation: In this Agreement:

“Applicable Laws and Regulations” means, as in force from time to time:

a)	the SFO and its subsidiary legislation, the SFC Code of Conduct or any other Rules issued by the SFC or a relevant regulatory authority or exchange (including but not limited to the HKFE), as amended from time to time;
b)	the Rules of the relevant Market; and
c)	all other applicable laws, rules and regulations and codes and guidelines issued by government agencies and regulatory bodies of competent jurisdiction then applicable to the Transactions as in force from time to time;

“Associate” means an undertaking in the same group as us, a representative whom we or an undertaking in the same group as us appoint, or any other person with whom we have a relationship that might reasonably be expected to give rise to a community of interest between us and t hem;

“Business Day” means a day which is not a Saturday or a Sunday and upon which banks are open for business in Hong Kong;

“Credit Support Provider” means any person who has entered into any guarantee, hypothecation, agreement, margin or security agreement in our favour in respect of your obligations under this Agreement;

“Event of Default” means any of the events of default as listed in paragraphs (a) to (j) of clause 24 headed “Default”;

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“Group Company” means any of our associated entity and any legal entity that is controlled by or is under common control with G.H. Financials Limited. For this purpose, “control” means the power of a person (or persons acting in concert) to secure that the affairs of a legal entity are conducted, directly or indirectly, in accordance with the wishes of that person (or persons acting in concert) whether by means of (a) ownership of more than 50% of the voting securities or other controlling interests of that legal entity; (b) having the right to appoint or remove a majority of the directors or managers of that legal entity or otherwise control the composition or votes of its management; or (c) the ability to otherwise direct or control the affairs of that legal entity;

“HKFE” means the Hong Kong Futures Exchange Limited;

“Market” means any regulated market, multilateral trading facility or exchange (including the HKFE), whether within or outside Hong Kong, on which futures and options contracts are traded;

“Obligations” means obligations present or future, actual or contingent or prospective, owing or which may become owing by you to us under any Transaction, any give-up agreement or other agreement relating to Transactions pursuant to your business with us under this Agreement (including in respect of exchange traded or cleared futures and options business) including any agreement relating to electronic trading, third party software or Market Data, or designated by us for these purposes in writing;

“Rules” means articles, rules, guidance, regulations, procedures and customs, as in force from time to time; “Transaction” means any transaction subject to this Agreement, and includes:

(a)	a contract made on a Market or pursuant to the Rules of a Market;
(b)	contract which is subject to the Rules of a Market;
(c)	a contract which would (but for its term to maturity only) be a contract made on, or subject to the Rules of a Market and which, at the appropriate time, is to be submitted for clearing as a contract made on, or subject to the Rules of a Market;

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in any of cases (a), (b) and (c) being a future, option, contract for differences, spot or forward contract of any kind in relation to any commodity, metal, financial instrument (including any security), currency, interest rate, index or any combination thereof;

(d)	a transaction which is matched with any transaction within paragraph (a), (b) or (cl of this definition; or
(e)	any other transaction which we both agree, in any specific Schedule or otherwise, shall be a Transaction.

General interpretation: A reference in this Agreement to a “clause” or “Schedule” or “Module” or “Annex” shall be construed as a reference to, respectively, a clause or Schedule or Module or Annex of this Agreement, unless the context requires otherwise. References in this Agreement to any statute or statutory instrument or Applicable Laws and Regulations include any modification, amendment, extension or re-enactment thereof. A reference in this Agreement to “document” shall be construed to include any electronic document. The masculine includes the feminine and the neuter and the sin gular includes the plural and vice versa as the context admits or requires.

Schedules and Modules: The clauses contained in any Schedule(s) or any applicable Module(s) (as am ended from time to time) shall apply. We may from time to time send to you further Schedules in respect of specific entity types, Markets or Transactions. In the event of any conflict between the clauses of any Schedule or Module and this Agreement, the clauses of the Schedule or Module shall prevail. The fact that a clause is specifically included in a Schedule or Module in respect of an entity type, Market or Transaction shall not preclude a similar clause being expressed or implied in relation to any other entity type, Market or Transaction.

Headings: Headings are for ease of reference only and do not form part of this Agreement.

45.	USE OF PERSONAL DATA FOR DIRECT MARKETING

For identifiable living individuals only, I/We confirm that I/we have carefully reviewed and understood the Personal Information Collect ion Statement set out in Schedule 3 including that my/our Personal Data (as defined in paragraph 6 of Schedule 3) may be used by GHF HK an d the Group for direct marketing of the Products and Services (as de fined in paragraph 6 of Schedule 3).

If you do not wish your Personal Data to be used in direct marketing, please tick (“ü”) the box below:

☐	I do not wish my/our Personal Data to be used by the GHF HK and the Group for direct marketing purposes.

If you do not tick the above box above and proceed to signing this Agreement, this means you have given your consent to the direct marketing purposes described in this clause.

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EXECUTED by the parties by their duly authorised representatives.

LION BROKERS LIMITED

By:	/s/ Wang Kai
(Signature)
WANG KAI
(Print)
Title:	Director
Date:	20180928

G. H. FINANCIALS (HONG KONG) LIMITED

By:	/s/ Shi Ning
(Signature)
Shi Ning
(Print)
Title:	Managing Director

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Schedule 1

TRANSACTIONS ENTERED INTO ON HKFE WHERE GHF HK IS AN EXCHANGE PARTICIPANT

Without prejudice and in addition to any other provisions of this Agreement, all transactions executed on behalf of the Client shall be subject to the provisions of this Schedule, and which shall constitute, and be construed as part of this Agreement: -

1.	Every Exchange Contract shall be subject to the charge of a Compensation Fund levy and a levy pursuant to the Securities and Futures Ordinance, the cost of both of which shall be borne by the Client;
2.	In the event that the Client suffers pecuniary loss by reason of a default committed by GHF HK, the liability of the Compensation Fund will be restricted to valid claims as provided for in the Ordinance and will be subject to the monetary limits specified in the Securities and Futures (Investor Compensation - Compensation Limits) Rules and accordingly there can be no assurance that any pecuniary loss sustained by the Client by reason of such a default will necessarily be recouped from the Compensation Fund in full, in part or at all;
3.	In respect of any transaction related to Exchange Contracts, such transaction shall be subject to the HKFE Rules, HKFE Regulations and HKFE Procedures and such Rules, Regulations and Procedures contain provisions requiring GHF HK, upon the request of HKFE or the SFC, to disclose the name and Beneficial Identity and such other information concerning the Client as the HKFE or the SFC may require and that the Client agrees to provide such information concerning the Client as GHF HK may require in order for GHF HK to comply with such Rules, Regulations, Procedures and the Ordinance and that in the event GHF HK fails to comply with the disclosure requirement under Rule 606(a) or 613(a) of the HKFE Rules, the Chief Executive (as defined in the HKFE Rules) may require the closing out of positions on behalf of the Client or the imposition of a margin surcharge on the positions of the Client;
4.	In respect of transactions on different markets and exchanges, such transactions may have a markedly different level and type of protection as compared to that under the HKFE Rules, HKFE Regulations and HKFE Procedures;
5.	The Client agrees to appoint the Chief Executive (as defined in the HKFE Rules) of HKFE (or such other persons as the Board of HKFE may appoint) and/or Clearing House as the joint and several attorney of the Client to do all things necessary to transfer any Open Contracts held by GHF HK on behalf of the Client and any money and security standing to the credit of the Client’s account with GHF HK to another Exchange Participant (as defined in the HKFE Rules) of HKFE in the event the rights of GHF HK as an Exchange Participant of HKFE are suspended or revoked;

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6.	All monies, securities or other property received by GHF HK from the Client or from any other person (including a Clearing House) for the account of the Client shall, unless otherwise applied as provided in Clause 7 below or with the Client ‘s consent, be held by GHF HK as trustee and segregated from GHF HK’s own assets and paid into a Segregated Bank Account (as defined in the HKFE Rules) and that all monies, securities or other property so held by GHF HK shall not form part of the assets of GHF HK for insolvency or winding up purposes but shall be returned to the Client promptly upon the appointment of a provisional liquidator, liquidator or similar officer over all or any part of GHF HK‘s business or assets;
7.	Any monies, approved debt securities or approved securities received by GHF HK from the Client or from any other person (including the Clearing House) are held in the manner specified under paragraphs 7 to 12 of Schedule 4 to the Code and the Client authorises GHF HK to apply such monies, approved debt securities or approved securities in the manner specified in paragraphs 14 to 15 of Schedule 4 to the Code and, in particular, GHF HK may apply such monies, approved debt securities or approved securities in or towards meeting GHF HK’ s obligations to any party insofar as such obligations arise in connection with or incidental to the business of dealing in Futures Contracts and/or Options Contracts transacted on the Client’s behalf;
8.	The Client acknowledges that in respect of any account of GHF HK maintained with the Clearing House, whether or not such account is maintained wholly or partly in respect of the business of dealing in Futures Contracts and/or Options Contracts transacted on behalf of the Client and whether or not monies, approved debt securities or approved securities paid or deposited by the Client has been paid to or deposited with the Clearing House, as between GHF HK and the Clearing House, GHF HK deals as principal and accordingly no such account is impressed with any trust or other equitable interest in favour of the Client and monies, approved debt securities and approved securities paid to or deposited with the Clearing House are thereby freed from the trust referred to in Clause 6 above;
9.	In respect of all Futures/Options Contracts entered into by GHF HK on behalf of the Client, the Client shall provide to GHF HK such margin or additional margin or variation adjustments as GHF HK may in its absolute discretion require immediately upon demand. Such margin requirements or demands for variation adjustments of GHF HK may exceed any margin requirements or demands for variation adjustments prescribed by HKFE and/or the Clearing House and may be changed by GHF HK with immediate effect without prior notice to the Client. The period within which margin calls and demands for variation adjustments specified by GHF HK must be duly met by the Client. GHF HK may be required to report to HKFE and SFC particulars of all Open Contracts in respect of which the Client has failed on two successive occasions to meet a demand for margin or additional margin or variation adjustments within the period specified by GHF HK as provided in this Clause 9 and GHF HK may close out the Client’s Open Contracts in respect of which any demand for margin or additional margin or variation adjustments has not been met within the period specified by GHF HK or at the time of making such demand(s);
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10.	The Client acknowledges that GHF HK is bound by the provision of the Hl(FE Rules which permit HKFE or the Chief Executive (as defined in the HKFE Rules) of HKFE to take steps to limit the positions or require the closing out of any Futures Contract on behalf of the Client if, in the opinion of HKFE or the Chief Executive, the Client is accumulating positions which are or may be detrimental to any particular Market or Markets or which are or may be capable of adversely affecting the fair and orderly operation of any Market or Markets as the case may be;

11.	GHF HK shall provide to the Client upon request product specifications and any prospectus or other offering documents covering derivative products, including futures contracts or options;
12.	GHF HK may, subject to the provisions of the Ordinance and any applicable law, take the opposite position to the Client’s order in relation to any exchange traded Futures Contract and/or Options Contract, whether on GHF HK’s own account or for the account of its associated company or other clients of GHF HK, provided that such trade is executed competitively on or through the facilities of HKFE in accordance with HKFE Rules, HKFE Regulations and HKFE Procedures or the facilities of any other commodity, futures or options exchange in accordance with the rules and regulations of such other exchange; and
13.	If the Client at any time open one or more accounts with exchange participants of HKFE other than GHF HK for the purpose of carrying out transactions relating to Futures Contract and/ or Options Contract and if the open positions in such accounts in aggregate amount to a “Large Open Posit ion “as determined by the board of the HKFE, the Client shall report to us, or if required by us, HKFE immediately of such “Large Open Posit ion “and provide us or HKFE (as the case may be) with such information as we or HKFE (as the case may be) may require in connection therewith of such “Large Open Position” and also provide us or HKFE (as the case may be) with any other information as may be required by us or HKFE (as the case may be).

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Schedule 2

PROVISIONS OF THE SFC CODE OF CONDUCT THAT MAY BE WAIVED FOR PROFESSIONAL INVESTORS

We have treated you as a professional investor (as defined in the SFO and its subsidiary legislation). This means that we can be exempted from providing you with certain information and services that we would otherwise be required to provide to you under the SFC Code of Conduct.

(If you are an institutional professional investor and corporate professional investor (“CPI”) which satisfy the CPI assessment) If you agree to be treated as a professional investor, this means you have appropriate knowledge, understanding and expertise in relation to investment instruments and markets relevant to the Transactions made pursuant to this Agreement. As a result, the level of information and explanation that would be provided to you by us would be considerably less.

(If you are individual professional investor and CPI which does not satisfy the CPI assessment) If you agree to be treated as a professional investor, we are required by the SFC Code of Conduct to perform assessment on your financial situation, investment experience, investment objectives, and your knowledge of derivatives relevant to the Transactions made pursuant to this Agreement. We will not be able to provide you the Services until you have completed the assessment.

Furthermore, as a professional investor you will be deemed to understand the particular risks attaching to the relevant investment strategies, financial instruments and investments. Under the SFC Code of Conduct, we need your consent of being treated as a professional investor before we can do so.

We set out below an explanation of the consequences of you being treated as a professional investor. We hereby advise you that we will not take any of the actions/ steps described below:

(1)	provide you with information in relation to our company or the identity and status of our employees and others acting on our behalf unless you specifically request such information;
(2)	confirm promptly with you the essential features of a transaction after effecting it for you; and
(3)	provide you with contract notes or monthly statements of account in accordance with the Securities and Futures (Contract Notes, Statements of Account and Receipts) Rules (if applicable).

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Finally, for as long as you are treated as an institutional professional investor and corporate professional investor (“CPI”) which satisfy the CPI assessment, we are not required to:

(1)	enter into a written agreement with you unless we specifically require or you specifically request otherwise;
(2)	provide you with the standard general risk disclosure statements prescribed in the SFC Code of Conduct;
(3)	establish your financial situation (other than to establish your status as a professional investor), investment experience (other than to assess your experience as a professional investor) and investment objectives;

(4)	assess your knowledge of derivatives or characterize you based thereon;

(5)	ensure the suitability of any recommendation or solicitation to you (if applicable); and

(6)	Disclose sale related information including monetary and non-monetary benefits in relation to any promotion of products, to you (if any).

Please note that you have the right to withdraw from being treated as a professional investor in respect of all products or markets or any part thereof at any time during the course of your relationship with us. If you wish to change your status at any time, you must advise us in writing and we will arrange for the necessary steps to be taken.

Finally, under the SFC Code of Conduct, if you agree to be treated as a professional investor, we are required to carry out a confirmation exercise annually to enable us to ensure that you continue to fulfil the requisite requirement s in terms of portfolio size / amount of assets, so please note that we will need to verify this in format ion with you again on an annual basis.

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Schedule 3

PERSONAL INFORMATION COLLECTION STATEMENT

GHF HK or its other group companies or associated entities of its group in the financial services business (the “Group”, “we”, “us” or “ours”) have collected and, from time to time, will collect and retain personal data relating to you (such as your name, your address and other personal and financial details). This data is necessary in connection with handling your account and providing you with Services under this Agreement. Failure to provide us with this data may result in us being unable to open or to continue to operate your account, or to provide you with Services. The personal data we hold may be used to comply with any disclosure and/or notifications that we are required to make by governmental and regulatory authorities under the Applicable Laws and Regulations and can be used by us in connection with the provision of Services to you.

Personal data provided to us may be transferred to governmental and regulator authorities if required by Applicable Laws and Regulations and to other transferees set out in paragraph 4 below (the “Transferees”).

Under the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong) (the “PDPO”), you have the right to ask whether we hold personal data relating to you, to request a copy of the personal data we hold and to request that any inaccuracies in the personal data be corrected. Any requests for access to your personal data, for the correction of any inaccuracies in the personal data, for further details about our policies on personal data protection, or enquiries on the types of data we hold in relation to you should be addressed in writing to GHF HK for the attention of our Data Protection Officer, at Suite 2007, 20/F, The Center, 99 Queen’s Road Central, Central, Hong Kong or to hk.compliance@ghfinancials.com.

The following are prepared to assist you in understanding your rights and obligations in relation to the supply of personal data as such term is defined in the PDPO and the manner in which GHF HK or other Tranferees may use in connection with your account with GHF HK or other related matters. You are advised to read the following carefully and consult your own independent legal advisor, where necessary.

1.	Who Can Use Personal Data

All personal data concerning you (whether provided by you or any other person, and whether provided before or after the date you receive this document) may be used by GHF HK or other Transferees and any of their directors, officers, employee or any person authorised by GHF HK or the Transferees only when carrying out the business of GHF HK or the Group.

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2.	Purposes of Collection

The personal data will be used by GHF HK or its Group for the following purposes:

(a)	activities relating to the processing of your application to open an account with GHF HK or its Group, the maintaining of your account and operating your account in accordance with the terms of this Agreement;
(b)	communicating with you in relation to your account, investment and related matters;
(c)	maintenance and verification of particulars and data, including the investor registers, and related checks including ascertaining whether you are a “professional investor’’ under the SFO (as amended from time to time);
(d)	collection of fees and charges;
(e)	any purpose relating to or in connection with compliance with any applicable law, regulations, court orders or request of a regulatory or governmental body; and
(f)	any other incidental and associated purpose relating to or in connection with the business or dealings of GHF HK or its Group.
3.	The Obligation to provide accurate personal data

It is obligatory for you to supply the personal data as required by us. If you fail to supply the required personal data, we or our Group may refuse to open an account for or pro ide the Service to you.

When providing any personal data to us, please ensure that the data is accurate having regard to your obligations under the PDPO.

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4.	Classes of Transferees

Personal data held by us relating to you will be kept confidential but the Company may provide such data and related information for any of the purposes set out above to any of the following persons whether based in or outside Hong Kong:

(a)	transferring to other members of our Group, custodian s, service providers, agents, contractors, data processors, administrators, telecommunication companies or professional firms and their duly appointed delegates (Including their employees, director s or agents) to carry out services or to effect transactions in accordance with this Agreement;
(b)	transferring to government agencies and law enforcement bodies including but not limited to the Hong Kong Police (in particular the Joint Force Intelligence Unit), if the Company suspects that any relevant person is / may be engaged in drug trafficking, terrorism or any other serious crime; or the handling of the proceeds of crime or terrorist property;
(c)	transferring to regulators / exchanges / organizations under the applicable local legal or regulatory requirements (in such cases, our obligation to report may override our confidentiality obligations to you); or
(d)	other purposes which are directly relating to the above.

If you do not provide us with your personal data, we may not be able to open an account for you or provide the Services and / or effect any Transactions contemplated in this Agreement.

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5.	Access to Personal Data

Under the PDPO, you have the right to enquire whether we or our Group hold personal data in relation to you, request access to and make correction of any inaccuracies in your personal data. Reasons will be given if a request for access or correction is refused, and you have the right to object to any such refusal.

6.	Use of Personal Data for Direct Marketing

We or our Group will, from time to time, use the following personal data for direct marketing: your (i) name, (ii) telephone number(s), (iii) residential and / or correspondence addresses and (iv) email address(es) (“Personal Data”).

Your personal data will be used for direct marketing of one or more of the following products/ services: (i) investment opportunities, (ii) electronic trading, (iii) broking, order execution, clearing and settlement and / or (iv) any other products/ services directly related to the above (“Products/ Services”).

We will not use your personal data unless we have received your consent to do so. Your personal data will not be disclosed and / or transferred by us to any third party outside of our Group for direct marketing without your prior written consent.

If you do not wish us to use your personal data for direct marketing, please let us know in writing to our Data Protection Officer at the address provided above. Please note however that the right to make such a request is not applicable to you if the direct marketing is addressed to you in your capacity as a representative of a company or business and is not sent to you in your individual or personal capacity.

7.	Enquiries

Enquiries concerning the personal data relating to you, including the request for access and corrections, should be addressed to the Data Protection Officer of GHF HK mentioned above.

We may charge a reasonable fee for processing any data access request in accordance with the PDPO.

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Schedule 4

RISK DISCLOSURE STATEMENTS

This brief statement does not disclose all of the risks and other significant aspects of trading in futures and opt ions. In light of the risks, you should undertake such transactions only if you understand the nature of the contracts (and contractual relationships) into which you are entering and the extent of your exposure to risk. Trading in futures and options is not suitable for many members of the public. You should carefully consider whether trading is appropriate for you in light of your experience, objectives, financial resources and other relevant circumstances.

RISK OF TRADING FUTURES AND OPTIONS

The risk of loss in trading futures contracts or options is substantia l. In some circumstances, you may sustain losses in excess of your initial margin funds. Placing contingent orders, such as “stop-loss” or “stop-limit” orders, will not necessarily avoid loss. Market condition s may make it impossible to execute such orders. You may be called upon at short notice to deposit additional margin funds. If the required funds are not provided within the prescribed time, your position may be liquidated. You will remain liable for any resulting deficit in your account. You should therefore stud y and understand futures contracts and options before you trade and carefully consider whether such trading is suitable in the light of your own financial posit ion and investment objectives. If you trade options you should inform yourself of exercise and expiration procedures and your rights and obligations upon exercise or expiry.

RISKS OF CLIENT ASSETS RECEIVED OR HELD OUTSIDE HONG KONG

Client assets received or held by the licensed or registered person outside Hong Kong are subject to the applicable laws and regulations of the relevant overseas jurisdiction which may be different from the Securities and Futures Ordinance (Cap.571) and the rules made thereunder. Consequently, such client assets may not enjoy the same protection as that conferred on client assets received or held in Hong Kong.

RISK OF MARGIN TRADING

The risk of loss in financing a transact ion by deposit of collateral is significant. You may sustain losses in excess of your cash and any other assets deposited as collateral with the licensed or registered person. Market conditions may make it impossible to execute contingent orders, such as “stop-loss” or “stop-limit” orders. You may be called upon at short notice to make additional margin deposits or interest payments. If the required margin deposits or interest payments are not made within the prescribed time, your collateral may be liquidated without your consent. Moreover, you will remain liable for any resulting deficit in your account and interest charged on your account. You should therefore carefully consider whether such a financing arrangement is suitable in light of your own financial position and investment objectives.

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ADDITIONAL RISK DISCLOSURE FOR FUTURES AND OPTIONS FUTURES

1.	Effect of “Leverage” or “Gearing”

Transact ions in futures carry a high degree of risk. The amount of initial margin is small relative to the value of the futures contract so that transactions are “leveraged” or “geared”. A relatively small market movement will have a proportionately larger impact on the funds you have depo sited or will have to deposit: this may work against you as well as for you. You may sustain a total loss of initial margin funds and any additional funds deposited with us to maintain your posit ion. If the market moves against your position or margin levels are increased, you may be called upon to pay substantial additional funds on short notice to maintain your position. If you fail to comply with a request for additional funds within the time prescribed, your position may be liquidated at a loss and you will be liable for any resulting deficit.

2.	Risk-reducing orders or strategies

The placing of certain orders (e.g. “stop-loss” orders, or “stop –limit” orders) which are intended to limit losses to certain amounts may not be effective because market conditions may make it impossible to execute such orders. Strategies using combinations of positions, such as “spread” and “straddle” positions may be as risky as taking simple “long” or “short” positions.

OPTIONS

3.	Variable degree of risk

Transactions in options carry a high degree of risk. Purchasers and sellers of options should familiarise themselves with the type of option (i.e. put or call) which they contemplate trading and the associated risk s. You should calculate the extent to which the value of the options must increase for your position to become profitable, taking into account the premium and all transaction costs.

The purchaser of options may offset or exercise the opt ions or allow the options to expire. The exercise of an option results either in a cash settlement or in the purchaser acquiring or delivering the underlying interest. If the option is on a futures contract, the purchaser will acquire a futures position with associated liabilities for margin (see the section on Futures above). If the purchased options expire worthless, you will suffer a total loss of your investment which will consist of the option premium plus transaction costs. If you are contemplating purchasing deep-out-of-the-money options, you should be aware that the chance of such options becoming profitable ordinarily is remote.

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Selling (“writing” or “granting”) an option generally entails considerably greater risk than purchasing options. Although the premium received by the seller is fixed, the seller may sustain a loss well in excess of that amount. The seller will be liable for additional margin to maintain the position if the market moves unfavourably. The seller will also be exposed to the risk of the purchaser exercising the option and the seller will be obligated to either settle the option in cash or to acquire or deliver the underlying interest. If the option is on a futures contract, the seller will acquire a position in a futures contract with associated liabilities for margin (see the section on Futures above). lf the option is “covered” by the seller holding a corresponding position in the underlying interest or a futures contract or another option, the risk may be reduced. If the option is not covered, the risk of loss can be unlimited.

Certain exchanges in some jurisdictions permit deferred payment of the option premium, exposing the purchaser to liability for margin payments not exceeding the amount of the premium. The purchaser is still subject to the risk of losing the premium and transaction costs. When the option is exercised or expires, the purchaser is responsible for any unpaid premium outstanding at that time.

ADDITIONAL RISKS COMMON TO FUTURES AND OPTIONS

4.	Terms and conditions of contracts

You should ask us about the terms and conditions of the specific futures or options which you are trading and associated obligations (e.g. the circumstances under which you may become obliged to make or take delivery of the underlying interest of a futures contract and, in respect of options, expiration dates and restrictions on the time for exercise). Under certain circumstances the specifications of outstanding contracts (including the exercise price of an option) may be modified by the exchange or clearing house to reflect changes in the underlying interest.

5.	Suspension or restriction of trading and pricing relationships

Market conditions (e.g. illiquidity) and / or the operation of the rules of certain markets (e.g. the suspension of trading in any contract or contract month because of price limits or “circuit breakers”) may increase the risk of loss by making it difficult or impossible to effect transactions or liquidate/offset posit ions. If you have sold options, this may increase the risk of loss.

Further, normal pricing relationships between the underlying interest and the futures, and the underlying interest and the option may not exist. This can occur when, for example, the futures contract underlying the option is subject to price limits while the option is not. The absence of an underlying reference price may make it difficult to judge “fair value”.

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6.	Deposited cash and property

You should familiarise yourself with the protections given to money or other property you deposit for domestic and foreign transactions, particularly in the event of a firm insolvency or bankruptcy. The extent to which you may recover your money or property may be governed by specific legislation or local rules. In some jurisdictions, property which had been specifically identifiable as your own will be pro-rated in the same manner as cash for purposes of distribution in the event of a shortfall.

7.	Commission and other charges

Before you begin to trade, you should obtain a clear explanation of all commission, fees and other charges for which you will be liable. These charges will affect your net profit (if any) or increase your loss.

8.	Transactions in other jurisdictions

Transactions on markets in other jurisdictions, including markets formally linked to a domestic market, may expose you to additional risk. Such markets may be subject to regulation which may offer different or diminished investor protection. Before you trade you should enquire about any rules relevant to your particular transactions. Your local regulatory authority will be unable to compel the enforcement of the rules of regulatory authorities or markets in other jurisdictions where your transactions have been effected. You should ask us for details about the types of redress available in both your home jurisdiction and other relevant jurisdictions before you start to trade.

9.	Currency risks

The profit or loss in transaction s in foreign currency -denominated contracts (whether they are traded in your own or another jurisdiction) will be affected by fluctuations in currency rates where there is a need to convert from the currency denomination of the contract to another currency.

10.	Trading facilities

Electronic trading facilities are supported by computer-based component systems for the order-routing, execution, matching, registration or clearing of trades. As with all facilities and systems, they are vulnerable to temporary disruption or failure. Your ability to recover certain losses may be subject to limits on liability imposed by the system provider, the market, the clearing house and/or participant firms. Such limits may vary: you should ask us for details in this respect.

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11.	Electronic trading

Trading on an electronic trading system may differ from trading on other electronic trading systems. If you undertake transactions on an electronic trading system, you will be exposed to risks associated with the system including the failure of hardware and software. The result of any system failure may be that your order is either not executed according to your instructions or is not executed at all.

12.	Off-exchange transactions

In some jurisdiction s, and only then in restricted circumstances, firms are permitted to effect off-exchange transactions. The firm with which you deal may be acting as your counterparty to the transaction. It may be difficult or impossible to liquidate an existing position, to assess the value, to determine a fair price or to assess the exposure to risk. For these reasons, these transactions may involve increased risks. Off-exchange transactions may be less regulated or subject to a separate regulatory regime. Before you undertake such transactions, you should familiarise yourself with applicable rules and attendant risks.

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DISCLAIMER delivered pursuant to Circular Ref CIR/LEGAL/980141 issued by the Hong Kong Futures Exchange Limited dated 8th May 1998

Stock indices and other proprietary products upon which contracts traded on Hong Kong Futures Exchange Limited (the “Exchange”) may be based may from time to time be developed by the Exchange. The Hl<FE Taiwan Index is the first of such stock indices developed by the Exchange. The HKFE Taiwan Index and such other indices or proprietary products as may from time to time be developed by the Exchange (the “Exchange Indices”) are the property of the Exchange. The process of compilation and computation of each of the Exchange Indices is and will be the exclusive property of and proprietary to the Exchange. The process and basis of compilation and computation of the Exchange Indices may at any time be changed or altered by the Exchange without notice and the Exchange may at any time require that trading in and settlement of such futures or option contracts based on any of the Exchange Indices as the Exchange may designate be conducted by reference to an alternative index to be calculated. The Exchange does not warrant or represent or guarantee to any Member or any third party the accuracy or completeness of any of the Exchange Indices or their compilation and computation or any information related thereto and no such warranty or representation or guarantee of any kind whatsoever relating to any of the Exchange Indices is given or may be implied. Further, no responsibility or liability whatsoever is accepted by the Exchange in respect of the use of any of the Exchange Indices or for any inaccuracies, omissions, mistakes, errors, delays, interrupt ions, suspensions, changes or failures (including but not limited to those resulting from negligence) of the Exchange or any other person or persons appointed by the Exchange to compile and compute any of the Exchange Indices in the compilation and computation of any of the Exchange Indices or for any economic or other losses which may be directly or indirectly sustained as a result thereof by any Member or any third party dealing with futures or option contracts based on any of the Exchange Indices. No claims, actions or legal proceedings may be brought by any Member or any third party against the Exchange in connection with or arising out of matters referred to in this disclaimer. Any Member or any third party engages in transactions in futures and option contracts based on any of the Exchange Indices in full knowledge of this disclaimer and can place no reliance on the Exchange in respect of such transactions.

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DISCLAIMER delivered pursuant to Relevant Provision of the Regulations for the Hang Seng Index Futures and Options Market

The Hang Seng Index, each of the four Sub-Indices of the Hang Seng Index (namely Hang Seng Finance Sub-index, Hang Seng utilities Sub-Index, Hang Seng Properties Sub-Index and Hang Seng Commerce & Industry Sub-Index, the Hang Seng China Affiliated Corporation Index and the Hang Seng China Enterprises Index (collectively “the Hang Seng Indices”), their respective marks, names and processes of compilation and computation are the exclusive property of and proprietary to Hang Seng Data Service Limited and are published, compiled and computed by HSI Services Limited. HSI Services Limited has granted to the Exchange by way of license the use of the Hang Seng Indices solely for the purpose of and in connection with the creation, marketing and trading of futures and index opt ion contracts based on the Hang Seng Indices (collectively “the Futures and Index Option Contracts”). The process and basis of compilation and computation of each of the Hang Seng Indices and an y of the related formula and formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notices and the Exchange may at any time require that trading in and settlement of such of the Futures Contracts and Index Opt ion as the Exchange may designate be conducted by reference to an alternative index or alternative indices to be calculated. Neither the Exchange nor Hang Seng Data Services Limited nor HSI Services limited warrants or represents or guarantees to any Exchange Participant or any third party the accuracy or completeness of any of the Hang Seng Indices and its compilation and computation or any information related thereto and no such warranty or representation or guarantee of any kind whatsoever relating to the Hang Seng Indices is given or may be implied. Further, no responsibility or liability whatsoever is accepted by the Exchange, Hang Seng Data Services Limited or HSI Services Limited in respect of the use of any of the Hang Seng Indices for the purpose of and in connection with the Futures and Index Option Contracts and/or dealings therein, or for any inaccuracies, omission, mistakes, errors, delays, interruptions, suspension, changes of failures (including but not limited to those resulting from negligence) of HSI Services Limited in the compilation and computation of any of the Hang Seng Indices or for any economic or other losses which may be directly or indirectly sustained as a result thereof by any Exchange Participant or any third party dealing with the Futures and Index Option Contracts. No claims, actions or legal proceedings may be brought by any Exchange Participant or any third party against the Exchange and/or Hang Seng Data Services Limited and/or HSI Services Limited in connection with or arising out of matters referred to in this disclaimer. Any Exchange Participant or any third party deals in the Futures and Index Option Contracts in full knowledge of this disclaimer and can place no reliance whatsoever on the Exchange, Hang Seng Data Services Limited and / or HSI Services Limited.

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DECLARATION BY [RELATIONSHIP MANAGER]

I confirm that the above Risk Disclosure Statements, the Exchange Disclaimer and the Hang Seng Indices Futures and Options Disclaimer were provided by me to the Client in the language of his/her choice (i.e. English* / Chinese*), and that he/she has read the said Risk Disclosure Statements and relevant disclaimers, and was invited to ask questions and to take independent advice if the Client so wished.

* Delete as appropriate

Signature of Relationship Manager: /s/ LO Shui Wah

Name: LO Shui Wah

CE Number: AOB249

Date: 20180928

ACKNOWLEDGEMENT BY CLIENT

I/We confirm that the above Risk Disclosure Statements, the Exchange Disclaimer and the Hang Seng Indices Futures and Options Disclaimer were provided to me/us in the language of my/our choice (i.e. English*/ Chinese*), and that l/We have read the said Risk Disclosure Statements and relevant disclaimers. I/We also confirm that I/we have been invited to ask questions and informed by G. H. Financials (Hong Kong) Limited that I/we can take independent advice if I/we so wish.

* Delete as appropriate

Date: 20180928

Signature(s) of Client(s) /s/ Jian Wang

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